blue water
GLOBAL GROUP

P: 949.264.1475
F: 949.607.4052

www.bluewaterglobalgroup.com
info@bluewaterglobalgroup.com

PRESS RELEASE

Blue Water Announces Lock-Up Agreement For 71.2% of Outstanding Shares

Taurus Financial Partners, LLC Locks-Up 166,000,000 Common Shares Through March 31, 2015

Canton, Georgia – March 24, 2014 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has entered into a Share Lock-Up Agreement with its largest shareholder, Taurus Financial Partners, LLC ("**Taurus**"), a company controlled by Blue Water's President and CEO. Pursuant to this Agreement, Taurus may not sell, pledge, hypothecate, sell short, loan, grant rights to, or otherwise dispose of, transfer, or encumber – directly or indirectly – any of its holdings of 166,000,000 shares of Blue Water common stock through March 31, 2015. Blue Water presently has 233,206,213 shares of its common stock issued and outstanding, of which Taurus owns 71.2% of the total shares outstanding. Blue Water's transfer agent, VStock Transfer, LLC, will maintain custody of Taurus's shares during the term of this Share Lock-Up Agreement.

Blue Water's President and CEO, J. Scott Sitra, stated, "Given the significant progress we have achieved in recent months on all of our ongoing projects – Blue Water Bar & Grill™, Blue Water Ultra Premium Rum™, and Stream Flow Media, Inc. – we felt that this would be a good time to send a clear message to our shareholders and potential investors as to how optimistic we are about Blue Water's short-term positioning and long-term prospects. We don't think that there is a better way of sending such a message than by voluntarily locking up a substantial amount of Blue Water's outstanding shares."

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties and premium distilled spirits. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand and a line of premium rums which include its flagship rum Blue Water Ultra Premium Rum™. Additionally, Blue Water is engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB. For more information, visit www.bluewaterglobalgroup.com.

Certain statements in this release, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties. There can be no assurance that such forward-looking statements will prove to be accurate. Actual result and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and expressly qualified in their entirety by this notice. Blue Water Global Group, Inc. ("**Blue Water**") assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, other than as required pursuant to applicable securities laws. For a description of additional risks and uncertainties, please refer to Blue Water's filings with the Securities and Exchange Commission, including "Risk Factors" in its Annual Report filed on Form 10-K.

* * *

Investor Relations Contact

Craig Fischer
786.375.0556
ir@bluewaterglobalgroup.com